UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 25, 2005
ORIENTAL FINANCIAL GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Commonwealth of Puerto Rico	001-12647	66-0538893

(State or other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Professional Offices Park 998 San Roberto Street San Juan, Puerto Rico	00926

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (787) 771-6800

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01. Changes in Registrant’s Certifying Accountant.
     The Audit Committee of the Board of Directors of Oriental Financial Group Inc. (the “Company”) requested proposals from several registered public accounting firms in Puerto Rico to audit the Company’s financial statements for the transition period ending December 31, 2005 and the fiscal year ending December 31, 2006. On October 25, 2005, the Audit Committee appointed KPMG LLP (“KPMG”), as the Company’s independent registered public accountant for such periods. The engagement of Deloitte & Touche LLP (“Deloitte & Touche”), as the Company’s current independent registered public accountant, will terminate with the Company’s filing of the Form 10-Q for the quarter ended September 30, 2005.
     Deloitte & Touche’s report on the Company’s financial statements for each of the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. During such two-year period and the interim period through the date of KPMG’s appointment, there were no disagreements between the Company and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreements if not resolved to Deloitte & Touche’s satisfaction, would have caused it to make reference to the subject matter thereof in connection with its report. Furthermore, during such two-year and interim periods, there were no “reportable events,” as such term is defined in Item 304(a)(1)(v) of SEC Regulation S-K, advised by Deloitte & Touche to the Company.
     During the past two fiscal years and the current interim period prior to the engagement of KPMG, the Company did not consult KPMG on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any matter that was either the subject of a disagreement with Deloitte & Touche (as described above) or a “reportable event” advised by Deloitte & Touche to the Company.
Item 9.01. Financial Statements and Exhibits.
          (c) Exhibits

Exhibit No.	Description of Document

16	Letter from Deloitte & Touche LLP expressing its concurrence with the statements made herein by the Company.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORIENTAL FINANCIAL GROUP INC.
Date: October 27, 2005	By:	/s/ José J. Gil de Lamadrid
José J. Gil de Lamadrid, CPA
Chairman Audit Committee